EXHIBIT 99

NEWS RELEASE
------------

FOR IMMEDIATE RELEASE                       Contact: Jack Conlon
October 15, 2002                                     Chief Financial Officer
                                                     (740) 373-3155


                       PEOPLES BANCORP ANNOUNCES INCREASED
                             THIRD QUARTER EARNINGS
      ---------------------------------------------------------------------

         MARIETTA, Ohio - Peoples Bancorp Inc. (Nasdaq: PEBO) announced net income of $4,619,000, or $0.57 per diluted share, for the third quarter of 2002, up from $3,197,000, or $0.40 per diluted share, a year ago. Peoples' increased third quarter earnings were due primarily to strong net interest income and higher levels of non-interest revenue, which grew $2,356,000 and $1,530,000, respectively. Return on average equity was 17.15% for the three months ended September 30, 2002, versus 13.90% for the same period last year.
         On a year-to-date basis, net income totaled $13,719,000 in 2002, up 56% compared to $8,798,000 in 2001, and diluted earnings per share increased to $1.70 from $1.09 a year ago. For the nine months ended September 30, 2002, return on equity improved to 17.94% from 13.19% for the same period last year.
          "Our earnings remained strong in the third quarter as a result of solid revenue growth and the successful integration of the First Colony Bancshares acquisition," said Robert E. Evans, Peoples' President and CEO. "Although our increased earnings are due largely to improved net interest income, we are pleased with the success of recent strategic initiatives and the efforts of our associates to enhance non-interest revenues."
         Net interest income totaled $13,138,000 for the third quarter of 2002, up 22% compared to last year's third quarter total of $10,782,000 and up 5% versus $12,511,000 for the second quarter of 2002. Net interest margin was 4.42% for the quarter ended September 30, 2002, versus 4.10% a year ago and 4.54% last quarter. On a year-to-date basis, net interest income grew 19% from $31,889,000 in 2001, to $37,808,000 in 2002, while net interest margin improved to 4.49% compared to 4.05% a year ago.
         "A key component of net interest income and margin improvement was interest rates remaining at very low levels, which allowed Peoples' costs of funds to drop more than its yield on assets," said Jack Conlon, Peoples' Chief Financial Officer. "Also, a modest increase in earnings assets, due in part to the mid-year First Colony acquisition, provided additional improvement. We will continue to manage our interest rate risk position and focus on strategies that will help mitigate the impact of future interest rate changes on Peoples' earnings."
         In the third quarter of 2002, non-interest income was $4,044,000, an increase of 61% from a year ago, while on a year-to-date basis, non-interest income was $10,960,000 through September 30, 2002, up 57% compared to last year. Deposit account service charges totaled $1,958,000 in the third quarter of 2002, up 127% from the same period last year. For the nine months ended September 30, deposit account service charges grew 95% versus last year, totaling $4,999,000 in 2002. These improvements are the result of volume increases in overdraft and non-sufficient funds fees attributable to the Overdraft Privilege program and other changes to the assessment of cost recovery fees on deposit accounts introduced in late 2001. Peoples' business owned life insurance ("BOLI") generated tax-advantaged income of $384,000 for the three months ended September 30, 2002, up 59% from last year's third quarter. Through nine months of 2002, BOLI income totaled $1,085,000 versus $242,000 a year ago, due to the timing of Peoples' BOLI purchase in mid-2001. Strong annuity sales in 2002 produced higher insurance and investment commissions, which grew 45% in the third quarter of 2002 and 41% through the first nine months of 2002 compared to the same periods a year ago. Peoples' e-banking services generated revenues that were 30% higher in the third quarter of 2002 and 21% higher on a year-to-date basis when compared to the prior year, as clients increasingly use Peoples' ATM and debit cards to complete transactions.
         Non-interest expense totaled $9,752,000 in the third quarter of 2002, up 20% from $8,117,000 a year ago, and $27,526,000 for the nine months ended September 30, 2002, up 14% compared to $24,236,000 for the same period last year. For the third quarter of 2002, salaries and benefits totaled $4,771,000, an increase of 26% compared to $3,790,000 for 2001's third quarter. On a year-to-date basis, salaries and benefits grew 23% in 2002, from $11,017,000 in 2001 to $13,601,000 in 2002. These increases are due largely to higher incentive and medical plan expenses, as well as the addition of several new associates as part of Peoples' acquisition of First Colony Bancshares in mid-2002 and increases in salaries necessary to retain and recruit key personnel. Professional fees were up 129% in the third quarter of 2002, totaling $533,000 compared to $233,000 in 2001's third quarter. On a year-to-date basis, professional fees were $1,416,000 through September 30, 2002, an increase of $660,000 (or 87%) from a year ago. Peoples' implementation of "Free Checking" and "Overdraft Privilege" accounts for about 55% of the increase in professional fees.
         The non-interest income leverage ratio, defined as non-interest income as a percentage of operating expenses (excluding intangible amortization), serves as a measurement of efficiency and performance. Through the first nine months of 2002, the non-interest income leverage ratio improved to 41.7% from 31.0% a year ago, due to strong non-interest revenues and controlled expense growth.
         "Our strategic goals include growing top-line revenues through leveraging expenses, which is reflected in the improved non-interest income leverage ratio," commented Conlon. "We continually monitor expenses to increase earnings by efficiently delivering products and services to our clients, but we will not sacrifice making investments in our associates and services that enhance our ability to satisfy customer needs."
         At September 30, 2002, loans totaled $867.6 million, up $5.3 million in the third quarter and $94.8 million since year-end 2001. A significant portion of the loan growth through nine months is attributable to Peoples acquiring loans of approximately $67 million as part of the First Colony acquisition in late second quarter. Peoples has also experienced modest organic growth in commercial and real estate loan balances during the first nine months of 2002.
         Peoples' asset quality improved slightly in the third quarter, with nonperforming assets comprising 0.56% of total assets at September 30, 2002 versus 0.57% at June 30, 2002. The allowance for loan losses totaled $12.9 million at September 30, 2002 (or 171% of nonperforming loans) versus $12.4 million (or 225% of nonperforming loans) at year-end 2001. In the third quarter of 2002, Peoples' provision for loan losses was $1,182,000, up from $675,000 a year ago. On a year-to-date basis, the provision was $3,023,000 in 2002 compared to $2,025,000 in 2001. The majority of these increases are due to provisions related to the Overdraft Privilege program, which totaled $283,000 in the third quarter of 2002 and $673,000 through nine months of 2002. The remaining increase in the provision is a result of management's ongoing evaluation of the adequacy for loan losses, loan growth and other factors affecting probable loan losses.
         "Asset quality remains a primary focus in light of the ongoing economic uncertainty," stated Conlon. "Our lenders are committed to underwriting standards that produce high quality loans and our loan review process will help us identify problem loans and manage, to the degree possible, the amount of any future loss. We believe the current allowance for loan losses is adequate for the overall quality, inherit risk and loan volume concentrations in the loan portfolio." In the fourth quarter, Peoples' loan loss provision is expected to remain near third quarter levels.
         Net chargeoffs totaled $1,024,000 in the third quarter of 2002 and $2,799,000 through nine months of 2002, compared to $545,000 and $1,637,000 for the same periods a year ago, respectively. Net consumer and commercial loan chargeoffs were $474,000 and $374,000 in the third quarter of 2002, respectively, versus $319,000 and $159,000 in 2001's third quarter, respectively. For the nine months ended September 30, 2002, commercial net charge offs totaled $1,512,000 compared to $557,000 in 2001, while consumer loans accounted for $960,000 and $346,000 of net chargeoffs for the same periods, respectively.
         At September 30, 2002, Peoples effective tax rate was 27.6% on a year-to-date basis compared to 29.7% in 2001. The decrease in Peoples' effective tax rate is largely attributable to growth in tax-advantaged investments, while the adoption of FASB Statement No. 142, "Goodwill and Other Intangible Assets" has also been a contributing factor.
          "Overall, the third quarter results reflect our commitment to enhancing Peoples' long-term value," summarized Evans. "We will continue our efforts to build long-lasting relationships with our clients as part of Peoples' goal to be the leading financial services provider in the markets we serve."
         Peoples Bancorp Inc., a diversified financial products and services company with $1.4 billion in assets, offers a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 45 sales offices and 30 ATMs in Ohio, West Virginia, and Kentucky. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO" and a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples or enroll in Peoples' award winning Internet banking product, at www.peoplesbancorp.com.


Conference Call to Discuss Earnings:
------------------------------------
         Peoples will conduct a facilitated conference call to discuss the results of operations for the third quarter of 2002 on October 16, 2002, at 3:00 p.m., local time, with members of Peoples' executive management participating. The conference call, consisting of brief opening remarks followed by a question and answer period, is open to the public; however, management asks that questions be limited to investment analysts, interested members of the media and shareholders. To participate in the call, please dial (877) 735-0939 approximately five minutes before the scheduled start of the conference call. A complete transcript of the conference call will be placed on peoplesbancorp.com, in the "Investor Relations" section under "Conference Call Transcripts".


Safe Harbor Statement:
----------------------
         Except for the historical and present factual information contained in this press release, the matters discussed in this press release, and other statements identified by words such as "expects," "believes," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, the interest rate environment, the effect of federal and state banking and tax regulations, the effect of technological changes, the effect of economic conditions, the impact of competitive products and pricing, and other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the SEC. Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples' business and operations, it is possible that actual results may differ materially from these projections. Peoples disclaims any responsibility to update these forward-looking statements.

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PEOPLES BANCORP INC.  (Nasdaq:  PEBO)
Financial Highlights (Unaudited)

                                                       ---------------------------------     ---------------------------------
                                                              Three Months Ended                    Nine Months Ended
(in $000's, except share data)                                  September 30,                         September 30,
                                                             2002              2001                2002              2001
                                                       ---------------------------------     ---------------------------------
PER SHARE DATA (a)
Basic earnings per share:
   Income before extraordinary gains                    $        0.58     $        0.41       $        1.69     $        1.11
   Net income                                           $        0.58     $        0.41       $        1.74     $        1.11
Diluted earnings per share:
   Income before extraordinary gains                    $        0.57     $        0.40       $        1.65     $        1.09
   Net income                                           $        0.57     $        0.40       $        1.70     $        1.09
Dividends declared per share                            $        0.15     $        0.14       $        0.44     $        0.38
Book value per share                                    $       14.15     $       12.01       $       14.15     $       12.01
Tangible book value per share (b)                       $       10.40     $        9.76       $       10.40     $        9.76
Dividend payout as a percentage of net income                  25.87%            34.09%              25.32%            34.18%
Actual shares outstanding (net of treasury shares)          7,903,646         7,824,731           7,903,646         7,824,731
Weighted average shares outstanding:
   Basic                                                    7,896,663         7,889,519           7,870,408         7,914,815
   Diluted                                                  8,150,003         8,033,685           8,084,233         8,035,157

PERFORMANCE RATIOS
Return on average equity                                       17.15%            13.90%              17.94%            13.19%
Return on average assets                                        1.37%             1.09%               1.45%             1.01%
Non-interest income leverage ratio (c)                         43.62%            33.36%              41.71%            31.04%
Efficiency ratio (d)                                           52.61%            55.56%              52.58%            56.74%
Net interest margin (fully tax equivalent)                      4.42%             4.10%               4.49%             4.05%
Net loan chargeoffs as a percentage of average loans            0.12%             0.07%               0.34%             0.22%

NET CHARGEOFFS
Gross chargeoffs                                        $       1,223     $         642       $       3,323     $       1,985
Recoveries                                              $         199     $          97       $         524     $         348
                                                       ---------------   ---------------     ---------------    --------------
     Net chargeoffs                                     $       1,024     $         545       $       2,799     $       1,637
                                                       ---------------   ---------------     ---------------    --------------

(a)  Adjusted for 10% stock dividends issued June 28, 2002 and September 12,
     2001.
(b) Excludes balance sheet impact of intangible assets acquired through use of purchase accounting for acquisitions.
(c) Non-interest income (less securities and asset disposal gains) as a percentage of non-interest expense (less intangible amortization).
(d) Non-interest expense (less intangible amortization) as a percentage of fully tax equivalent net interest income plus non-interest income.

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             PEOPLES BANCORP INC. CONSOLIDATED STATEMENTS OF INCOME

                                                      -------------------------------      -------------------------------
                                                            Three Months Ended                   Nine Months Ended
                                                              September 30,                        September 30,
(in $000's)                                                 2002             2001               2002              2001
                                                      -------------------------------      -------------------------------
Interest income                                        $     21,683     $     21,456       $      62,310     $     65,568
Interest expense                                              8,545           10,674              24,502           33,679
                                                      --------------    -------------      --------------   --------------
     Net interest income                                     13,138           10,782              37,808           31,889
Provision for loan losses                                     1,182              675               3,023            2,025
                                                      --------------    -------------      --------------   --------------
Net interest income after provision for loan losses          11,956           10,107              34,785           29,864
Net gain on securities transactions                              51               26                 102               27
Gain on sale of loans                                            22                -                  22                -
Net (loss) gain on asset disposals                                -              (12)                (14)              13
Net mark-to-market adjustment on interest rate caps               -                -                   -             (131)
Non-interest income:
    Service charges on deposits                               1,958              863               4,999            2,559
    Fiduciary revenues                                          626              626               1,882            1,868
    Insurance and investment commissions                        532              368               1,518            1,077
    Electronic banking revenues                                 464              356               1,246            1,032
    Business owned life insurance                               384              242               1,085              242
    Other non-interest income                                    80               59                 230              207
                                                      --------------    -------------      --------------   --------------
        Total non-interest income                             4,044            2,514              10,960            6,985
Non-interest expense:
    Salaries and benefits                                     4,771            3,790              13,601           11,017
    Occupancy and equipment                                     988              885               2,854            2,792
    Trust preferred                                             643              665               1,827            1,976
    Professional fees                                           533              233               1,416              756
    Data processing and software                                251              279                 868              757
    Amortization of goodwill                                    273              457                 820            1,354
    Marketing                                                   242              154                 778              430
    Amortization of other intangible assets                     208              125                 431              376
    Other non-interest expense                                1,843            1,529               4,931            4,778
                                                      --------------    -------------      --------------   --------------
        Total non-interest expense                            9,752            8,117              27,526           24,236
                                                      --------------    -------------      --------------   --------------
Income before income taxes                                    6,321            4,518              18,329           12,522
Income taxes                                                  1,702            1,321               5,020            3,724
                                                      --------------    -------------      --------------   --------------
    Income before extraordinary gains                         4,619            3,197              13,309            8,798
Extraordinary gain on early debt extinguishment,
    net of tax expense of $221                                    -                -                 410                -
                                                      --------------    -------------      --------------   --------------
        Net income                                     $      4,619     $      3,197       $      13,719     $      8,798
                                                      ==============    =============      ==============   ==============

Fully tax equivalent net interest income               $     13,577     $     11,049       $      39,007     $     32,679

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               PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION

                                                      -------------------------------      -------------------------------
                                                            Three Months Ended                   Nine Months Ended
                                                              September 30,                        September 30,
(in $000's)                                                 2002             2001               2002              2001
                                                      -------------------------------      -------------------------------
CONSOLIDATED AVERAGE BALANCES
Average gross loans                                    $    863,924     $    756,414       $     813,296     $    749,957
Average earning assets                                    1,227,514        1,080,000           1,159,519        1,077,350
Average intangible assets                                    28,625           17,885              21,379           18,169
Average total assets                                      1,346,722        1,175,334           1,264,047        1,159,462
Average non-interest bearing deposits                       105,604           87,230              99,096           86,418
Average interest bearing deposits:
    Savings                                                 128,870           77,796             107,579           77,340
    Interest-bearing demand deposits                        287,434          277,615             279,259          273,032
    Time deposits                                           415,473          388,642             384,463          369,529
                                                      --------------    -------------      --------------   --------------
        Total average interest bearing deposits             831,777          744,053             771,301          719,901
Average stockholders' equity                           $    107,747     $     91,974       $     101,982     $     88,951
                                                      --------------    -------------      --------------   --------------
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               PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION

                                                                     -----------------   -----------------  -----------------
                                                                      September 30,        December 31,      September 30,
                                                                           2002                2001               2001
                                                                     -----------------   -----------------  -----------------
LOAN PORTFOLIO (in $000's, end of period)
Commercial, financial, and agricultural                              $        386,413    $        343,800   $        315,607
Real estate, construction                                                      20,348              14,530             21,077
Real estate, mortgage                                                         341,131             295,944            295,747
Consumer                                                                      119,735             118,582            123,752
                                                                     --------------------------------------------------------
     Total loans                                                     $        867,627    $        772,856   $        756,183

ASSET QUALITY
Allowance for loan losses as a percent of total loans                           1.49%               1.60%              1.62%
Allowance for loan losses as a percent of
    nonperforming loans (a)                                                    171.2%              225.0%             273.6%
Nonperforming loans as a percent of total loans (a)                             0.87%               0.71%              0.59%
Nonperforming assets as a percent of total assets (b)                           0.56%               0.48%              0.39%
Nonperforming assets as a percent of total loans and
other real estate owned
    real estate owned (b)                                                       0.88%               0.73%              0.61%
Nonperforming assets (in $000's, end of period):
   Loans 90 days or more past due                                    $            635    $            686   $            551
   Renegotiated loans                                                $          2,439    $            425   $            146
   Nonaccrual loans                                                  $          4,455    $          4,380   $          3,794
   Other real estate owned                                           $            124    $            181   $             93
                                                                     -----------------   -----------------  -----------------
        Total nonperforming assets                                   $          7,653    $          5,672   $          4,584

REGULATORY CAPITAL (in $000's, end of period)
Tier 1 risk-based capital                                                      11.59%              12.86%             12.92%
Total risk-based capital ratio (Tier 1 and Tier 2)                             12.95%              14.21%             14.26%
Leverage ratio                                                                  7.96%               9.18%              8.86%
Tier 1 capital                                                       $        104,028    $        105,065   $        102,421
Total capital (Tier 1 and Tier 2)                                    $        116,245    $        116,114   $        112,993
Total risk-weighted assets                                           $        897,457    $        816,907   $        792,477

SUPPLEMENTAL DATA (in $000's, end of period)
Trust assets under management                                        $        485,074    $        539,487   $        477,012
Employees (full-time equivalent)                                                  458                 403                397
Full service offices                                                               39                  34                 34
Supermarket offices                                                                 4                   4                  4
ATMs (c)                                                                           29                  25                 25
Announced treasury share plans: (d)
    Total shares in plan                                                      192,500             151,250            151,250
    Shares purchased (e)                                                            -              12,383             75,064
    Average price (e)                                                $              -    $          16.03   $          17.91
                                                                     -----------------   -----------------  -----------------

(a) Nonperforming loans include loans 90 days past due and accruing, renegotiated loans, and nonaccrual loans.
(b) Nonperforming assets include nonperforming loans, and other real estate owned.
(c) Does not include ATM added in McConnelsville, Ohio, in October 2002.
(d) 2002 data reflects 2002 Stock Repurchase Program of 192,500 shares (or 2.5% of outstanding shares); 2001 data reflects 2001 Stock Repurchase Program of 151,250 shares (or 2% of outstanding shares). All share amounts adjusted for stock dividends.
(e) Reflects treasury shares purchased and average price paid for the three-month period ended on the date indicated.

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                PEOPLES BANCORP INC. CONSOLIDATED BALANCE SHEETS

                                                                                ------------------     ------------------
(in $000's)                                                                       September 30,          December 31,
                                                                                      2002                   2001
                                                                                ------------------     ------------------
ASSETS
Cash and cash equivalents                                                       $          37,609      $          32,838
Available-for-sale investment securities, at estimated fair value
     (amortized cost of $369,391 at September 30, 2002, and $329,081 at
     December 31, 2001)                                                                   380,600                330,364
Loans, net of unearned interest                                                           867,627                772,856
Allowance for loan losses                                                                (12,886)               (12,357)
                                                                                ------------------     ------------------
     Net loans                                                                            854,741                760,499
Bank premises and equipment, net of accumulated depreciation                               18,166                 16,369
Goodwill                                                                                   24,517                 15,388
Other intangible assets                                                                     5,112                  1,622
Other real estate owned                                                                       124                    181
Other assets                                                                               37,452                 36,705
                                                                                ------------------     ------------------
          TOTAL ASSETS                                                          $       1,358,321      $       1,193,966
                                                                                ==================     ==================

LIABILITIES
Non-interest bearing deposits                                                   $         108,995      $          96,533
Interest bearing deposits                                                                 842,743                717,835
                                                                                ------------------     ------------------
     Total deposits                                                                       951,738                814,368
Federal funds purchased, securities sold under repurchase agreements,
      and other short term borrowings                                                      50,350                 56,052
Long-term borrowings                                                                      205,680                192,448
Accrued expenses and other liabilities                                                      9,685                  8,188
                                                                                ------------------     ------------------
          TOTAL LIABILITIES                                                             1,217,453              1,071,056

Guaranteed preferred beneficial interests in junior subordinated debentures                29,068                 29,056


STOCKHOLDERS' EQUITY
Common stock, no par value (12,000,000 shares authorized, 7,969,386 shares issued at September 30, 2002, and
   7,289,266 shares issued at December 31, 2001)                                           96,876                 78,664
Accumulated comprehensive income, net of deferred income taxes                              7,292                    834
Retained earnings                                                                           8,814                 17,735
Treasury stock, at cost (65,740 shares at September 30, 2002,
   and 178,344 shares at December 31, 2001)                                               (1,182)                (3,379)
                                                                                ------------------     ------------------
          TOTAL STOCKHOLDERS' EQUITY                                                      111,800                 93,854
          TOTAL LIABILITIES, BENEFICIAL INTERESTS, AND
                                                                                ------------------     ------------------
                   STOCKHOLDERS' EQUITY                                         $       1,358,321      $       1,193,966
                                                                                ==================     ==================

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